JOHN HANCOCK CURRENT INTEREST

John Hancock U.S. Government Cash Reserve

Abolition of John Hancock U.S. Government Cash Reserve and Amendment of Section 5.11

Abolition of John Hancock U.S. Government Cash Reserve

     The undersigned, being a majority of the Trustees of John Hancock Current Interest, a Massachusetts business trust (the “Trust”), acting pursuant to Section 8.2 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the John Hancock U.S. Government Cash Reserve (Class A Shares) and in connection therewith do hereby extinguish any and all rights and preferences of such John Hancock U.S. Government Cash Reserve Class A Shares as set forth in the Declaration of Trust and the Trust’s Registration Statement on Form N-1A. The abolition of the Funds are effective as of September 14, 2007.

Amendment of Section 5.11

     The undersigned, being a majority of the Trustees of John Hancock Current Interest, a Massachusetts business trust (the “Trust”), acting pursuant to Section 8.2 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time, do hereby amend Section 5.11, effective September 14, 2007, as follows:

1.	Section 5.11 (a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Money Market Fund which consists of Class A Shares, Class B Shares and Class C Shares (the "Existing Series").

John Hancock Current Interest

Abolishment of a Series John Hancock U.S. Government Cash Reserve

IN WITNESS WHEREOF, the undersigned have executed this instrument on the 2nd day of November, 2007.

/s/James R. Boyle	/s/Charles L. Ladner
James R. Boyle	Charles L. Ladner

/s/James F. Carlin	/s/Dr. John A. Moore
James F. Carlin	Dr. John A. Moore

/s/William H Cunningham	/s/Patti McGill Peterson
William H. Cunningham	Patti McGill Peterson

/s/Ronald R. Dion	/s/Steven R. Pruchansky
Ronald R. Dion	Steven R. Pruchansky

     The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.